SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                            Vertex Interactive, Inc.
                                (Name of Issuer)



                                  Common Stock
                         (Title of Class of Securities)



                                    925322109
                                 (CUSIP Number)



                                December 6, 2004
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   925322109
            ---------------------


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Magnet Fund, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.      SEC USE ONLY



4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.      SOLE VOTING POWER

        0

6.      SHARED VOTING POWER

        1,000,000

7.      SOLE DISPOSITIVE POWER

        0

8.      SHARED DISPOSITIVE POWER

        1,000,000

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,000,000

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.1%

12.     TYPE OF REPORTING PERSON*

        PN

CUSIP No.   925322109
            ---------------------


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Magnet Management, L.L.C.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.      SEC USE ONLY



4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.      SOLE VOTING POWER

        0

6.      SHARED VOTING POWER

        4,478,000

7.      SOLE DISPOSITIVE POWER

        0

8.      SHARED DISPOSITIVE POWER

        4,478,000

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,478,000

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%

12.     TYPE OF REPORTING PERSON*

CUSIP No.   925322109
            ---------------------


1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jordan Kimmel

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.      SEC USE ONLY



4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.      SOLE VOTING POWER

        0

6.      SHARED VOTING POWER

        4,478,000


7.      SOLE DISPOSITIVE POWER

        0

8.      SHARED DISPOSITIVE POWER

        4,478,000

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,478,000

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%

12.     TYPE OF REPORTING PERSON*

        IN

CUSIP No.   925322109
            ---------------------


Item 1(a).  Name of Issuer:


            Vertex Interactive, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:


            3619 Kennedy Road
            South Plainfield, NJ 07080


Item 2(a).  Name of Person Filing:


            Magnet Fund, L.P.
            Magnet Management, L.L.C.
            Jordan Kimmel

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            1201 Sussex Turnpike
            Suite 202
            Randolph, NJ 07869

Item 2(c).  Citizenship:


            Magnet Fund, L.P. - Delaware
            Magnet Management, L.L.C. - Delaware
            Jordan Kimmel - United States of America

Item 2(d).  Title of Class of Securities:


            Common Stock


Item 2(e).  CUSIP Number:


            925322109



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)    [_] Broker or dealer registered under Section 15 of the Exchange
                Act.

     (b)    [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_] Insurance company as defined in Section 3(a)(19) of the
                Exchange Act.

     (d)    [_] Investment company registered under Section 8 of the
                Investment Company Act.

     (e)    [_] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

     (f)    [_] An employee benefit plan or endowment fund in accordance with
                Rule 13d-1(b)(1)(ii)(F);

     (g)    [_] A parent holding company or control person in accordance with
                Rule 13d-1(b)(1)(ii)(G);

     (h)    [_] A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act;

     (i)    [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)    [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            Magnet Fund, L.P. - 1,000,000
            Magnet Management, L.L.C. - 4,478,000
            Jordan Kimmel - 4,478,000

     (b)    Percent of class:

            Magnet Fund, L.P. - 2.1%
            Magnet Management, L.L.C. - 9.2%
            Jordan Kimmel - 9.2%

     (c)    Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote

            Magnet Fund, L.P. - 0 shares
            Magnet Management, L.L.C. - 0 shares
            Jordan Kimmel - 0 shares


       (ii) Shared power to vote or to direct the vote

            Magnet Fund, L.P. - 1,000,000 shares
            Magnet Management, L.L.C. - 4,478,000 shares
            Jordan Kimmel - 4,478,000 shares


      (iii) Sole power to dispose or to direct the disposition of

            Magnet Fund, L.P. - 0 shares
            Magnet Management, L.L.C. - 0 shares
            Jordan Kimmel - 0 shares

       (iv) Shared power to dispose or to direct the disposition of

            Magnet Fund, L.P. - 1,000,000 shares
            Magnet Management, L.L.C. - 4,478,000 shares
            Jordan Kimmel - 4,478,000 shares


Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


            N/A


Item 8.     Identification  and  Classification  of Members of the Group.


            N/A


Item 9.     Notice of Dissolution of Group.


            N/A

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  December 16, 2004
                                                        (Date)



                                                  MAGNET FUND, L.P.**

                                                  By:  Magnet Management, L.L.C.
                                                       General Partner

                                                  By:  /s/ Jordan Kimmel
                                                       -------------------------
                                                       Jordan Kimmel
                                                       Managing Member


                                                  MAGNET MANAGEMENT, L.L.C.**

                                                  By:  /s/ Jordan Kimmel
                                                       -------------------------
                                                       Jordan Kimmel
                                                       Managing Member


                                                  By:  /s/ Jordan Kimmel**
                                                       -------------------------
                                                       Jordan Kimmel



** The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT


                  The undersigned agree that this Schedule 13G dated December 16, 2004 relating to the Common Stock of Vertex Interactive, Inc. shall be filed on behalf of the undersigned.

                                                  MAGNET FUND, L.P.

                                                  By:  Magnet Management, L.L.C.
                                                       General Partner

                                                  By:  /s/ Jordan Kimmel
                                                       -------------------------
                                                       Jordan Kimmel
                                                       Managing Member


                                                  MAGNET MANAGEMENT, L.L.C.

                                                  By:  /s/ Jordan Kimmel
                                                       -------------------------
                                                       Jordan Kimmel
                                                       Managing Member


                                                  By:  /s/ Jordan Kimmel
                                                       -------------------------
                                                       Jordan Kimmel



01796.0001 #534265